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EXHIBIT 99.2

AMERICAN ENVIRONMENTAL ENERGY, INC.
Stock Symbol: AEEI.PK

CONTACT
-------

GREGORY A. MCANDREWS
Greg McAndrews & Associates
(310) 301-3035
greg@gregmcandrews.com


                              FOR IMMEDIATE RELEASE


                VIRGINIA CHA JOINS AMERICAN ENVIRONMENTAL ENERGY
                               BOARD OF DIRECTORS

         COSTA MESA, Calif., October 16, 2008 - Virginia Cha, 48, is an independent member of the American Environmental Energy, Inc. (AEEI.PK) Board of Directors, according to AEE President and CEO Brent Brewer.

         "We are pleased to add the internationally-recognized talents of Ms. Cha to our efforts to develop an integrated renewable energy and carbon credit development company," Brewer said.

         For the past four years, Ms. Cha led her own investment businesses in China and has current science park development projects there. Concurrently, she is spearheading efforts at the Institute of Systems Science (a National University of Singapore post-graduate teaching institute) regarding initiatives in management research.

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A.E.E. NEWS RELEASE - CHA
OCTOBER 16, 2008
PAGE 2


         From 1997 to 2003, she successfully led two startup companies in Singapore and China and integrated them into public-listed companies when she was the co-founder/CEO of Singapore-based Star+Globe Technologies Pte Ltd and Executive Vice President for Hong Kong-based CyberCity Holdings. At this time, she was also CEO of the 8th Network Corporation, a CyberCity investment firm in Beijing.

         For the prior two years, Ms. Cha was at the Institute of Systems Science where she headed the venture-funded technology spin-off model. She started her career in 1980 in the U.S. as an Assistant Systems Programmer in the Operating Systems Department at Unisys (then Burroughs Corporation), with appointments in various positions, ending 15 years later with the position of Director, Advanced Technology, reporting to the Chief Technology Officer.

         Ms. Cha is currently pursuing PhD studies in Innovation at the National University of Singapore.

         American Environmental Energy is a recently organized and funded renewable energy developer specializing in integrating diverse technologies in a complimentary way to provide additional renewable energy. These Renewable Energy Power Parks serve as clean "energy farms", providing clean sources such as biofuels, waste to energy, clean hydrogen, and wind and solar power. Integrating these different energy sources is a key "value added" feature for the company.


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A.E.E. NEWS RELEASE - CHA
OCTOBER 16, 2008
PAGE 3


         AEE advocates the ECO Power Park model that combines systems such as trash, sewage, waste water, drinking water and electricity by applying new emerging technologies such as Pyrolytic Steam Reforming Gasification (PSRG), nano-bubblers, hydrogen fuel cells, algae carbon sequestration, bio-diesel and other systems. By combing these technologies, greater efficiencies are obtained, and waste sources (problems) become feedstock for renewable energy equipment and genesis (solutions).

The information in this press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prospective acquisitions. Forward-looking statements relate to expectations or forecasts of future events. American Environmental Energy does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from American Environmental Energy's forward-looking statements, including market forces, economic factors, the availability of capital and credit, current and future competition and other uncertainties.



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